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                                                                   EXHIBIT 10.24


                            SEWER SERVICES AGREEMENT
                         DATED AS OF NOVEMBER 21, 1995
                                    BETWEEN
                              KAISER VENTURES INC.
                                      AND
                        SPEEDWAY DEVELOPMENT CORPORATION
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                            SEWER SERVICES AGREEMENT


       THIS SEWER SERVICES AGREEMENT ("Agreement") is made and entered into as of November 21, 1995 between KAISER VENTURES INC., a Delaware corporation ("Kaiser"), and SPEEDWAY DEVELOPMENT CORPORATION, a California corporation ("SDC"). (Kaiser and SDC are sometimes referred to herein individually as a "Party" or collectively as "Parties").


                                    RECITALS

       A. Kaiser and its wholly owned subsidiaries are currently the owners of approximately 1200 acres of land located in San Bernardino County, California that is the site of the former Kaiser Steel Corporation steel mill (the "Kaiser Property").

       B. Kaiser is currently the owner of a sanitary sewer treatment facility, associated land and assets (collectively the "Sewer Treatment Facility") that serves the Kaiser Property and the property adjacent thereto currently owned by California Steel Industries, Inc. ("CSI").

       C. SDC will acquire approximately 470 acres of the Kaiser Property as more specifically described in Exhibit "A" attached hereto and incorporated herein by this reference (the "TCS Property").

       D. In connection with a contemplated motorsports complex to be developed and operated on the TCS Property, SDC desires to acquire from Kaiser a long term commitment for sanitary sewer treatment services to the TCS Property from the Sewer Treatment Facility and Kaiser is willing to provide sanitary sewer treatment services through the Sewer Treatment Facility for the benefit of the TCS Property upon the terms and conditions set forth in this Agreement.

       E. In addition to the provision of sanitary sewer services, SDC desires to acquire an option to purchase the Sewer Treatment Facility and Kaiser is willing to grant to SDC such an option upon the terms and conditions set forth in this Agreement.

       F. At of the date of this Agreement, Kaiser will own, directly or indirectly, an interest in SDC.

       G. This Agreement is entered into in connection with that certain Organization Agreement by and among Kaiser, Penske Speedways Holdings Corp. (the "Corporation") and PSH Corp. ("Penske") dated November 21, 1995 (the "Organization Agreement").

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. SEWER SERVICES. Subject to the terms and conditions of this Agreement, for the term of this Agreement Kaiser agrees to treat sanitary sewage for the benefit of the TCS Property through the Sewer Treatment Facility.

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       2.   LIMITATION ON DISCHARGES.  Discharges originating on the TCS
Property of any nature or kind into the sanitary sewer system by SDC and any tenants, occupants or others on or using the TCS Property sewer system and related facilities that are prohibited or limited as described in the "General Prohibitions and Limitations on Discharges" attached hereto as Schedule "A" and incorporated herein by this reference or elsewhere in this Agreement, shall not be discharged into the sanitary sewer system.

       SDC shall be responsible for any improper discharges by SDC and any tenants, occupants or others on the TCS Property into the sanitary sewers on the TCS Property and for all fines, costs, damages, expenses and liabilities which result therefrom.

       3. TERM. The term of this Agreement shall begin on the date hereof and shall terminate on December 31, 2015 unless sooner terminated as provided herein.

       4.   PAYMENTS.

          (a) Annual Charge and Adjustments.  In payment for all sewer treatment
              -----------------------------
services furnished to SDC, commencing April 1, 1997, SDC shall pay to Kaiser $88,800 annually, plus the annual CPI Increase specified in Paragraph 4(d) below, payable in equal quarterly installments; provided, however, the total annual payments due Kaiser for 1997 shall be pro rated and therefore total $66,600 for such year. Such quarterly installments shall be due on January 1, April 1, July 1, and October 1 of each year, with the first such quarterly payment due on April 1, 1997. The first CPI Increase shall be made effective as of January 1, 1997, and as of January 1 of each year thereafter as provided in Paragraph 4(d) below. The foregoing annual rate assumes that: (i) CSI continues to receive and pay for sewer treatment services from the Sewer Treatment Facility in accordance with that certain Amended Services Agreement between Kaiser and CSI dated effective January 1, 1995, or pursuant to a similar agreement on substantially similar terms and conditions; (ii) the peak flows into the Sewer Treatment Facility from the TCS Property shall not exceed 1.77 million gallons per day during an Event Week, as defined below; and (iii) the flows into the Sewer Treatment Plant from the TCS Property during non-Event Weeks do not exceed an average of 0.05 million gallons per day. An "Event Week" shall mean the week in which a major racing event occurs on the TCS Property through the completion of the last racing event which would include rain days. The Parties shall negotiate in good faith a new annual rate for sewer treatment services in the event (x) CSI no longer receives sewer treatment services and/or the resulting effluent from the Sewer Treatment Facility in an amount substantially equal to those historically provided or taken; or (y) the total payments made by CSI to Kaiser (which shall include the treatment service charges and reimbursed costs and cost sharing) are materially less than those specified in the Amended Services Agreement or a substantially similar agreement; or (z) the flows into the Sewer Treatment Plant from the TCS Property exceed the maximums specified herein.

          (b) Manner of Payments.  All amounts payable by SDC to Kaiser
              -------------------
hereunder shall be paid without deduction or offset, at Kaiser's address for notice hereunder or as Kaiser may otherwise direct in writing.

            (c) Interest.  All late payments shall accrue interest at the rate
                --------
of twelve percent (12%) per annum until paid in full.

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          (d) CPI Adjustment.  The term "CPI Increase" means the product
              ---------------
obtained by multiplying the annual sewer treatment services charge as it may be adjusted from time-to-time as a result of previous CPI Increases or other mutually agreed upon increases by a fraction, the numerator of which is the Index, as defined below, published nearest but prior to the January 1 of each year beginning January 1, 1997 and the denominator of which is the Index published nearest but prior to January 1, 1996. The first CPI Adjustment shall be as of January 1, 1997. As used herein the term "Index" refers to the Consumer Price Index for Urban Wage Earners and Clerical Workers, Los Angeles/Anaheim/Riverside area, All Items, 1982-1984 equals 100, published by the Bureau of Labor Statistics of the United States Department of Labor. If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would have been obtained had the Index not been discontinued or revised.

       5. PAYMENT FOR IMPROVEMENTS. The Parties acknowledge that SDC contemplates the development, construction and operation of a motorsports complex on the TCS Property. SDC shall pay all costs and expenses for, or associated with, the development, construction and improvements to the sewer system and related facilities serving the TCS Property and shall pay for all improvements necessary to the Sewer Treatment Facility that may be necessary from time-to-time to treat the sanitary sewer flows from the TCS Property. However, the Parties acknowledge that others will use or have the benefit of the sewer system and related facilities on the TCS Property and that such other users may be required to pay SDC a fair portion of the costs associated with the construction and maintenance of the sewer system on TCS's Property as a condition of such usage. SDC acknowledges and agrees that Kaiser and others are paying their applicable share of the sewer system and improvements to the Sewer Treatment Facility to be made at the time of the construction of the motorsports complex for the benefit of the Kaiser land known as the MRF parcel, Napa lots and the Speedway Business Park. Kaiser acknowledges and agrees that contracts for such system usage will contain a "Limitation on Discharges" provision substantially comparable to Paragraph 2 of this Agreement except the reference to SDC shall be changed to the applicable party using the system. In the event a party advances any sums for the payment of improvements or upgrades that are payable by the other party, that party shall fully reimburse the party seeking reimbursement for such amounts within thirty (30) days of substantiated billing. Kaiser shall make no advance, absent an emergency, without the prior written consent of SDC, which consent will not be unreasonably withheld.

       6. TAXES. Any taxes, fees, charges and assessments that may be imposed by a governmental entity or quasi governmental entity on: (i) any upgrades or improvements to the Sewer Treatment Facility directly related to providing sewer treatment service to the TCS Property; and (ii) the flows or discharges attributable to the TCS Property shall be paid by SDC. Any such taxes, fees, charges and/or assessments may be paid directly by SDC or, if paid by Kaiser, SDC shall pay such substantiated amounts within thirty (30) days of billing by Kaiser. SDC may in good faith challenge any such taxes, fees, charges and assessments that may be imposed by a governmental entity or a quasi-governmental entity provided that suitable financial assurances are provided to Kaiser and/or the entity imposing or seeking to impose the tax, fee, charge or assessment for the full payment thereof together with interest and possible penalties on the amount in dispute.

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       7.   MAINTENANCE OF FACILITIES.  SDC shall be responsible for all maintenance and repair of the sanitary sewers and related facilities located within TCS Property for the benefit of the TCS Property and must obtain Kaiser's approval, which will not be unreasonably withheld, for additional connections or discharges to such sanitary sewers beyond those contemplated in the construction plans for The California Speedway in effect as of the date of this Agreement or the Planned Development for the TCS Property and the Speedway Business Park as approved by the San Bernardino County Board of Supervisors on May 2, 1995.
Other persons may be responsible to Kaiser and to SDC for the services required to maintain and repair the sanitary sewers and related facilities located within the TCS Property with SDC's prior written consent, and Kaiser's prior written consent if required by the first sentence of this paragraph. Kaiser shall be responsible for the maintenance and repair of the Sewer Treatment Facility unless extraordinary maintenance or repairs are as a result of SDC's uncured violation of this Agreement.

       8.   OPERATIONAL MATTERS AND PROBLEMS.

          (a) Operation Problems.  In the event of an operational problem
              ------------------
involving the Sewer Treatment Facility or the sewer system on SDC's Property, either Party may notify the other Party's on-site operating management. If the situation is not corrected within forty-eight (48) hours following such notification, Kaiser or SDC, as the case may be, following notice to the other, may take any actions which are necessary to insure compliance with applicable permit, statutory, or regulatory or contractual requirements, including, without limitation, expending such sums as are reasonably necessary to achieve such compliance. In the event that either Party would suffer substantial damage by reason of such a problem prior to the expiration of the foregoing forty-eight
(48) hour notice period, either Party shall be entitled to take whatever immediate actions are necessary in order to protect its respective systems, property, or personnel. To the extent possible, notice of such immediate actions must be given prior to taking such actions. All costs expended by a Party for the purpose of curing the other Party's default as provided herein shall be for the other Party's account.

          (b) Notification Procedures.  SDC shall adhere to such reasonable
              -----------------------
procedures as Kaiser may specify for notifying Kaiser's designated personnel of Event Weeks, unusual occurrences or potentially dangerous conditions arising in the conduct of operations which may affect the Sewer Treatment Facility or sewer treatment services.

          (c) Cooperation.  The Parties shall at all times cooperate with each
              -----------
other with regard to the subject matter addressed by this Agreement. To that end, the Parties agree that they will exchange the names and the phone numbers of personnel to be contacted on a 24-hour-per-day basis. It is also recognized that it is essential that any upset, disruption or unusual occurrence in the sewer system or the Sewer Treatment Facility be communicated to the other Party at the earliest possible time. The Parties will communicate as far ahead of time as possible concerning planned or suspected trouble in the sewer system or Sewer Treatment Facility. SDC and Kaiser shall comply with the reasonable directions of each other as to the nature and scope of their respective operations which affect, directly or indirectly, the sewer treatment services being provided.

          (d) Reasonable Rules of Operation.  Kaiser may establish such
              -----------------------------
reasonable rules pertaining to the other Party's discharges as may be required to properly operate the Sewer

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Treatment Facility and provide sewer treatment services. SDC and Kaiser shall cooperate with each other in developing and complying with all such rules so as to ensure the safest and most trouble-free operation of such system for the benefit of all users of the Sewer Treatment Facility.

       9. SERVICE OF OTHERS. The Parties acknowledge that the Sewer Treatment Facility may be used to provide lawful sewer treatment services for the Kaiser Property and the property currently owned by CSI. However, except as otherwise expressly provided herein with respect to the TCS Property, nothing in this Agreement shall obligate Kaiser to provide sewer treatment services directly to any such purchaser or lessee of the Kaiser Property or shall make any such purchaser or lessee a third party beneficiary of this Agreement.

       Kaiser shall have the right to furnish sewer treatment services for the benefit of the Kaiser Property and to third parties on properties in the vicinity of the TCS Property or the Kaiser Property, and to have access to and right to use upon reasonable notice and without charge, all sewer utility easements reserved in the TCS Property or the Kaiser Property for this purpose, if in accordance with applicable permits, laws and the terms of this Agreement and/or the Organization Agreement. In addition and in furtherance of the foregoing, SDC shall grant to Kaiser, without charge, reasonable easements in or across the TCS Property, in order to provide sewer treatment services provided such easements and/or use do not materially interfere with the development or operation of The California Speedway as a motorsports complex. SDC acknowledges that Kaiser currently provides sewer treatment services to CSI and will provide sewer treatment services to the areas of the Kaiser Property known as the NAPA lots, the Speedway Business Park and the MRF parcel. Subsequent to the date of this Agreement, SDC and the Corporation shall have the right to review and approve in writing any new sewer services agreement utilizing the Sewer Treatment Facility, which approval shall not be unreasonably withheld. SDC and the Corporation shall review and make a determination on any proposed sewer treatment services agreement within twenty-one (21) days of their receipt of the proposed agreement. The proposed agreement shall be deemed acceptable if SDC and the Corporation fail to object or comment on the proposed agreement with the twenty-one (21) day period.

       10. LIMITATION OF LIABILITY. Kaiser shall not be liable to SDC for failure to furnish sewer treatment services to the TCS Property in accordance with this Agreement if the failure results from: (i) acts of God; (ii) strikes, lockouts or other labor disputes; (iii) the making of repairs, alterations or improvements not arising out of the willful misconduct or negligence of Kaiser or other owner or occupants of the Kaiser Property; (iv) inability to secure a proper supply of utilities, labor or services after making reasonable efforts to obtain such; (v) a prohibited or limited discharge is made into the sewer treatment system from the TCS Property in violation of this Agreement; (vi) the receipt of insufficient influent into the Sewer Treatment Facility; (vii) any other cause beyond Kaiser's reasonable control (each of the items (i)-(vii) a "Force Majeure Event"); (viii) lawful termination of this Agreement; (ix) Kaiser no longer being able to legally provide such service; (viii) Kaiser is required to make a material unreimbursed expenditure to provide or to continue to provide such service to the TCS Property; or (x) the default of SDC, under the terms of this Agreement. Kaiser shall use reasonable efforts to remedy any Force Majeure Event, provided that Kaiser shall have no obligation to resolve any labor dispute except on terms acceptable to it in its reasonable discretion.

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       11.  LIMITATION ON DAMAGES.  Under no circumstances whatsoever shall
Kaiser be liable to SDC or any third party for loss of profits or any other consequential damages caused by Kaiser's failure to furnish sewer services with respect to the TCS Property in accordance with the terms of this Agreement. If the sewer treatment services to be furnished by Kaiser to SDC are rationed by governmental authority, public utility or other entity, Kaiser may apportion such sewer treatment service among the users of the Sewer Treatment Facility in any reasonable manner without liability to the others.

       12. INSURANCE. SDC and Kaiser, at their own expense, shall maintain, during the term of this Agreement, at a minimum the following policies of insurance in such amounts as is each Party's ordinary and customary business practice:

          i. Commercial General Liability in a total aggregate amount, including excess or umbrella coverage of not less than $5,000,000
          ii. Automobile and Property Damage Liability with not less than $1,000,000 combined single limit
          iii. Worker's Compensation and Employer's Liability Insurance

     Kaiser and SDC shall, upon demand, provide the other Party with proof of the coverage required in this Paragraph 12.

     Said policies, other than the worker's compensation and employer's liability policies, shall name each other as additional insureds and provide that such policies shall not be cancelled except upon thirty (30) days prior written. All insurance is to be provided with insurers with a current AM Best's rating of no less than A,VII, unless otherwise mutually approved. All insurance is to be placed with an insurer admitted in the State of California.

     Subject to the Organization Agreement, Kaiser and TCS each hereby releases from liability and waives any rights of recovery against the other and the shareholders, directors, officers, employees, attorneys, contractors, agents and affiliates of the other, for any loss arising out of the acts or omission of a Party in connection with the matters covered by the Agreement for: (a) personal injury or property damage on, in or about the TCS Property or the Kaiser Property; or (b) out of the ownership, use, occupancy or maintenance of the TCS Property or the Kaiser Property, but only to the extent the loss is covered by insurance. Each Party shall give notice to its insurance carriers that the foregoing mutual release and waiver is contained in this Agreement.

     13. SEWER SERVICE CONDITIONED UPON MAINTENANCE OF ALL PERMITS. Kaiser's obligation to provide sewer treatment services hereunder is expressly conditioned on, among other things, Kaiser's ability to maintain or obtain, as applicable, necessary permits, consents, certificates or contractual entitlements for its operations in connection therewith, and upon Kaiser obtaining authority from the agencies or other entities involved to serve the TCS Property using Kaiser's or SDC's permits, consents, certificates and entitlements, as the case may be. In addition, Kaiser's obligation to provide sewer treatment services is expressly conditional upon: (i) receipt of certain minimum sanitary flows which are necessary to maintain the operation of the Sewer Treatment Facility; (ii) Kaiser not being required to make any material unreimbursed expenditure, which remains unreimbursed or for which it has no separate written agreement for its payment, in connection with the Sewer Treatment Facility in order to continue to provide

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sewer treatment services to the TCS Property; and (iii) there is no material adverse change in the laws and/or regulatory system governing or applicable to Kaiser providing sewer treatment services to the TCS Property after the date of this Agreement, which would include any determination that Kaiser must operate the sewer treatment plant as a regulated utility. Kaiser shall in good faith take reasonable action to maintain or obtain, as applicable, all necessary permits, consents, certificates and entitlements in connection with the Sewer Treatment Facility, but Kaiser shall not be required to make a material, unreimbursed expenditure in order to maintain or obtain any of the foregoing. SDC shall provide reasonable cooperation and assistance to Kaiser, as requested by Kaiser, to maintain or obtain all necessary permits, consents, certificates and entitlements for the sewer system and the Sewer Treatment Facility. For purposes of this Agreement, a material unreimbursed expenditure shall mean any expenditure or cumulative expenditures related to a particular item in excess of fifty thousand dollars ($50,000).

     14. COMPLIANCE WITH APPLICABLE LAWS. Both Kaiser and SDC shall comply with all applicable statutes, regulations, rules and ordinances regarding water quality and hazardous or toxic waste, substances, or materials, and any other applicable statutes, regulations, rules and ordinances regarding the environment (collectively, "Environmental Laws"), as well as with the terms of all permits, governmental authorizations and the like applying to the Parties' usage of the sanitary sewer services supplied hereunder. Each Party (the "Indemnifying Party") hereby agrees to indemnify, defend, protect and hold harmless the other Party from all claims, liabilities, damages, fines, costs of remedial action, civil penalties, attorneys fees, consulting fees, and the like ("Losses"), on account of or resulting from any claim or liability arising from any violation by the Indemnifying Party of any Environmental Law or permit that pertains to or includes the sanitary sewer system, sanitary sewer treatment services and the Sewer Treatment Facility; provided, however nothing herein shall be construed to limit the indemnities provided in the Organization Agreement or Losses that may be imposed under applicable law.

     Each Party agrees to provide contemporaneous notice of any such reportable release to a governmental authority to the other where such release occurs with respect to or in connection with any services or utilities provided hereunder.

     15.  ACQUISITION OF THE SEWER TREATMENT FACILITY.

          (a) Right of First Refusal.  Subsequent to the date of this Agreement,
              ----------------------
SDC or its successor shall have the right of first refusal or option to purchase the Wastewater Treatment Facility, should Kaiser: (i) elect to terminate the Sewer Services Agreement for the TCS Property; (ii) discontinue sewer treatment services to the TCS Property; or (iii) desire to sell or lease the Sewer Treatment Facility to a third party. Such right of first refusal or option may only be exercised by SDC if it is compliance with the terms of this Agreement and if Penske, the Corporation and any direct or indirect affiliate of Penske (as those terms are defined in the Organization Agreement) is in compliance with all material terms and provisions of the Organization Agreement and all other agreements referred to therein in which any such entity is a party. The purchase price shall be for cash at the fair market value thereof as determined below, less twenty five percent (25%) of the fair market value, and the closing on such purchase shall take place no later than ninety (90) days after notice of exercise is given. The Sewer Treatment Facility shall be sold free and clear of any financial liens and encumbrances, or other liens or encumbrances that might materially interfere with the operation of the facility as historically conducted or contemplated by The California Speedway construction plans other than those liens and encumbrances found to be acceptable to SDC and Penske. Kaiser shall also transfer to the purchaser any and all governmental permits and licenses, which can lawfully be transferred, associated with the Sewer Treatment Facility and/or the assets and shall grant to the purchaser perpetual easements upon Kaiser's Property, then in existence, to permit the purchaser to operate and maintain the Sewer Treatment Facility and the assets for the benefit of the TCS Property as then conducted or contemplated in the TCS construction plans. If SDC (a successor or a subsidiary of SDC) purchases the Sewer Treatment Facility, SDC shall continue to offer to serve and to serve all existing or proposed users of sewer treatment service provided by the Sewer Treatment Facility in accordance with any written agreement for the provision of such services then in effect which has been approved by SDC as provided in Paragraph 9 of this Agreement. SDC acknowledges that it may need to seek certain approvals and permits or make modifications to the Sewer Treatment Facility upon a change in ownership. The fair market value of the Sewer Treatment Facility, shall be determined as follows:

          (1) Subject to the provisions of Paragraph 15(d) of this Agreement, if Kaiser receives a bona fide third party offer that it desires to accept for the sale or lease of the Sewer Treatment Facility, permits, the fair market value for the Sewer Treatment Facility and the associated assets shall be the price, terms and conditions as offered by the proposed purchaser or lessee; provided, however, the purchase price to SDC shall be less the twenty five percent (25%) discount referenced in Paragraph 15(a) above. SDC shall have thirty (30) days from the receipt of such notice to elect to exercise its right of first refusal assuming SDC is in compliance with the terms of this Agreement and Penske and its direct and indirect affiliates are in compliance with all the material terms and conditions of the Organization Agreement or any other material agreement referenced therein applicable to Kaiser. In the event SDC fails to exercise its right of first refusal as provided herein or SDC or Penske or its direct or indirect affiliates is not in compliance with the material terms and conditions of this Agreement, the Organization Agreement or any material agreement reference therein applicable to Kaiser, then Kaiser shall be free to sell or lease the Sewer Treatment Facility and its assets to the proposed purchaser or lessee subject to outstanding agreements regarding sewer service, including the Sewer Services Agreement with SDC. If SDC exercises its right of first refusal, but fails to consummate the purchase or lease as a result of SDC's fault, SDC's right of first refusal shall terminate and shall no longer be applicable.

          (2) In the event there is no third party offer, fair market value shall be determined by the fair market value of the Sewer Treatment Facility and its associated assets as an operating facility as determined by an independent appraiser, familiar with the permitting, construction and operation of a sewer treatment facility, mutually selected by Kaiser and Penske Speedways Holding Corp.; provided, however, the purchase price to SDC shall be less the twenty five percent (25%) discount referenced in Paragraph 15(a) above. If the parties are unable to mutually select an independent appraiser, an independent appraiser familiar with the permitting, construction and operation of sewer treatment facilities in Southern California, shall be selected by the American Arbitration Association, Los Angeles, California. The costs of any arbitration and of the independent appraiser shall be borne equally by Kaiser and Penske Speedways Holding Corp.

          In determining fair market value by appraisal, "Fair Market Value" shall be based upon the "as is" "where is" condition and location of the Sewer Treatment Facility as an operating facility less the value or, if greater, the depreciated cost of any improvements to the Sewer Treatment Facility funded by the Corporation or any subsidiary of the Corporation.

          (b) Option to Purchase.  Subsequent to the fifth (5th) anniversary of
              ------------------
this Agreement, SDC (or its successor) shall have the option at any time thereafter to purchase the Sewer Treatment Facility at fair market value as determined in Paragraph 16(a) above; provided, however, the purchase price shall be less the twenty five percent (25%) discount referenced in Paragraph 16(a) above; provided, however, SDC shall: (i) continue to offer and provide sewer treatment service in accordance with written contracts to existing users; and
(ii) offer and provide sewer treatment service to the Kaiser Land on reasonable terms that does not then receive sewer treatment service to the extent that:
(x) such service may be legally provided; (y) such service will not materially interfere with the services then being provided by the Sewer Treatment Facility to the TCS Property; and/or (z) SDC will not be required to make a material unreimbursed expenditure to provide such service.

          (c) Option to Purchase if a Public Company.  In the event the
              ---------------------------------------
Corporation becomes a Public Company as defined in Paragraph 8.3 of the Organization Agreement prior to the fifth (5th) anniversary of this Agreement, SDC (or its successor) shall have the option to at any time to acquire the Sewer Treatment Facility at fair market value as determined in Paragraph 15(a) above; provided, however, the purchase price shall be less the twenty five percent (25%) discount referenced in Paragraph 15(a) above; and further more provided, however, SDC shall: (i) continue to offer and provide sewer service in accordance with written contracts then in existence; and (ii) offer and provide sewer service to the Kaiser Property that does not then receive sewer service to the extent that: (y) such service will not materially interfere with the services then being provided by the sewer facility to the TCS Property; or (z) SDC will not be required to make a material unreimbursed expenditure to provide such service. Notwithstanding the foregoing, such option shall not be effective if Kaiser determines in good faith that for legal or regulatory reasons that the Sewer Treatment Facility will not be able to serve existing and future users of such services associated with the Kaiser Property. In such event, and assuming SDC still desires to exercise the option provided in this Paragraph 15(c), Kaiser and SDC (or its successor) will in good faith negotiate for the sale of the Sewer Treatment Facility which will accommodate Kaiser 's concerns. For example, it may be necessary for Kaiser to continue to own a significant interest in the Sewer Treatment Facility but SDC could own the controlling interest.

          (d) Restrictions on Transfer.  Notwithstanding anything contained
              -------------------------
herein, Kaiser shall not voluntarily sell, lease or transfer the Sewer Treatment Facility for a period of five (5) years from the date hereof without SDC's prior written consent, except a transfer to a wholly owned subsidiary of Kaiser as permitted in Paragraph 27 of this Agreement, which subsidairy shall take subject to the provisions of this Agreement.

     16.  DEFAULT.

          (a) The occurrence of any one or more of the following events shall constitute a default ("Default") hereunder:

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

          (i) The failure by SDC or Kaiser to make when due any payment required of it as provided herein, if such failure continues for a period of ten (10) days after written notice thereof by Kaiser to SDC or SDC to Kaiser, as applicable.

          (ii) The failure by Kaiser or SDC to perform or observe any covenant or condition of this Agreement to be performed or observed by such Party, if such failure continues for a period of thirty (30) calendar days after written notice thereof from either Party to the defaulting Party; provided, however, that if the nature of the obligation is such that a period of more than thirty
(30) days is reasonably required for cure, then there shall be no Default so long as such Party commences the cure within the thirty (30) day period and thereafter diligently pursues it to completion.

          (iii) The filing by or against Kaiser or SDC of a petition to have such Party adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against such Party, the same is dismissed within sixty (60) days); or the appointment of a trustee or receiver to take possession of, or the attachment or other judicial seizure of, substantially all of such Party's assets or a portion of the Sewer Treatment Facility, as the case may be, if the right to take possession or the seizure is not terminated within sixty (60) days.

          (iv) An uncured default under a material provision of the Organization Agreement by Penske, the Corporation or any direct or indirect subsidiary of the Corporation shall be deemed a default by SDC under this Agreement.

          (v) An uncured default under a material provision of the Organization Agreement by Kaiser shall be deemed a default by Kaiser under this Agreement.

     17. REMEDIES. If a Default by either Party occurs, the non-defaulting Party may, at any time thereafter, with or without notice (except for notices required by law) or demand and without limiting such non-defaulting Party in the exercise of any other right or remedy:

               (i) Terminate this Agreement; and/or

               (ii) Pursue any other remedy now or hereafter available to such non-defaulting Party.

     18. ADVANCEMENT OF FUNDS, ETC. If either Kaiser or SDC, after notice from the other Party, fails to make a payment or perform any other act required hereunder (whether or not a Default has occurred), the notifying Party may make such payment or perform such other act to the extent such Party may reasonably deem desirable. The defaulting Party shall reimburse the non-defaulting Party on demand for any costs (including reasonable attorneys' fees) the non-defaulting Party incurs in connection therewith. No such action by the non-defaulting Party shall cure or waive the other Party's default.

     19. TERMINATION. In addition to any other right of termination provided in this Agreement, this Agreement shall terminate upon:

          (a) Expiration of the term specified in Paragraph 3;

          (b) Exercise of the termination rights set forth in Paragraph 18 arising out of a Party's Default;

          (c) By Kaiser at any time upon one year's prior written notice to SDC after the fifth (5th) anniversary of this Agreement for a good and valid business reason exercised in good faith; and

          (d) Written notice by Kaiser to SDC, for any of the reasons specified in Paragraph 13; provided, however, Kaiser shall provide as much advanced notice as reasonable possible to SDC upon a termination under this Paragraph 19(d).

     20. COOPERATION IF THERE IS CONNECTION TO A MUNICIPAL SEWER SYSTEM. In the event of the termination of this Agreement and Kaiser (or its successor) or SDC (or its successor) is not furnishing sewer treatment services to CSI, the Kaiser Property, or the TCS Property, the Parties agree to work in good faith to share and use the existing sewer facilities and the sewer system in such a manner so as to connect with a municipal sewer system at a cost as minimal as reasonably possible.

     21. NOTICE. Any demand, consent or notice required or permitted to be given hereunder shall be in writing, shall be given by personal delivery or by certified U.S. mail, return receipt requested, addressed to Kaiser or to SDC at their respective addresses given below, and shall be effective on receipt (or if rejected, shall be effective and deemed received on the date of rejection). Either Party (or its permitted successor) may by notice to the other specify a different address in the United States for notice purposes.

         IF TO SDC:    Speedway Development Corp.
                       3633 East Inland Empire Blvd., Suite 850
                       Ontario, CA  91764
                       Attention:  President

    WITH A COPY TO:    Penske Corporation
                       13400 Outer Drive, West
                       Detroit, Michigan  48239
                       Attention:  Vice President & General Counsel

     IF TO KAISER:     Kaiser Ventures Inc.
                       3633 East Inland Empire Blvd., Suite 850
                       Ontario, California  91764
                       Attention:  President

   WITH A COPY TO:     Kaiser Ventures Inc.
                       3633 East Inland Empire Blvd., Suite 850
                       Ontario, California  91764
                       Attention:  Vice President & General Counsel

     22. WAIVER. No waiver by Kaiser or SDC of any provision hereof shall be deemed a waiver of any other provision or of any subsequent breach of the same provision. The acceptance of any payment hereunder by Kaiser or SDC shall not be a waiver of any preceding breach by the other of any provision hereof, other than the failure of SDC or Kaiser to pay the particular payment so accepted, regardless of Kaiser's or SDC's knowledge, as the case may be, of the preceding breach at the time of acceptance.

     23. ATTORNEY'S FEES. In the event there is any dispute concerning the terms of this Agreement, or the performance of any Party pursuant to the terms of this Agreement, and any Party retains counsel for the purpose of enforcing any of the provisions of this Agreement, or asserting the terms of this Agreement in defense of any suit or arbitration proceeding filed against said Party, the prevailing Party in such a dispute shall be entitled to recover, in addition to any other remedy to which such Party may be entitled, all of its reasonable costs and reasonable attorney's fees incurred in connection with the dispute, irrespective of whether or not a lawsuit or arbitration proceeding is actually commenced or prosecuted to conclusion.

     24. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of California.

     25. GOOD FAITH. Except where this Agreement permits a Party to act or refuse to act in its sole discretion, in exercising their rights and performing their obligations with respect to this Agreement, each Party shall act reasonably and shall cooperate in good faith and fair dealing toward one another, so that to the purpose of this Agreement can be obtained.

     26. ASSIGNMENT. Kaiser shall have the right to any time to assign this Agreement and transfer all duties and obligations associated with this Agreement to a wholly owned subsidiary provided such subsidiary is also the sole owner of the Sewer Treatment Facility and provided further that Kaiser shall continue to remain liable for the performance of Kaiser's contractual obligations hereunder until a sale of the Sewer Treatment Facility to a third party after compliance with the right of first refusal procedures specified in Paragraph 16(a) of this Agreement. The Parties acknowledge that it is currently contemplated that SDC (or its successor) will construct and operate TCS on the TCS Property. Without Kaiser's prior written consent, which it will not unreasonably withheld, SDC (or its successor) shall have no authority to assign its rights in this Agreement without a sale or other transfer of the entire TCS Property or that portion of the TCS Property not encumbered by a California Department of Toxic Substances Control Covenant to Restrict Use of Real Property, except to the holder of the deed of trust (or its beneficiary) for the TCS Property not encumbered by a DTSC Convenant to Restrict Use of Real Property or to the purchaser of that TCS Property as a result of a foreclosure sale or a deed in lieu of foreclosure.

     27. FURTHER COOPERATION. Each Party shall take such further steps and sign or cause to be signed such further documents or instruments as may be necessary from time-to-time to achieve the purposes of this Agreement.

     IN WITNESS THEREOF, this Services Agreement has been executed as of the date first set forth above.

                    "KAISER"
                    KAISER VENTURES INC.


                    By:  /s/ Daniel N. Larson
                       ---------------------------------------
                        Daniel N. Larson
                        President and Chief Executive Officer

                    "SDC"
                    SPEEDWAY DEVELOPMENT CORPORATION


                    By:  /s/ Lee R. Redmond III
                       ---------------------------------------
                        Lee R. Redmond III, Vice President

                                  SCHEDULE "A"

                                       TO

                            SEWER SERVICES AGREEMENT

                          BETWEEN KAISER VENTURES INC.

                      AND SPEEDWAY DEVELOPMENT CORPORATION

                                  NOT ATTACHED

                   WILL BE FURNISHED TO THE SEC UPON REQUEST